Exhibit A-4

Capital structure of PacifiCorp group companies at September 30, 2004

PacifiCorp Consolidated

	($ in millions)	(%) of total capitalization
Short-term debt (1)	$354.8	4.7%
Long-term debt	3,759.6	50.0%
Preferred stock subject to mandatory redemption	52.5	0.7%
Preferred stock	41.3	0.5%
Minority interest	23.6	0.3%
Common stock equity	3,293.1	43.8%

Total	$7,524.9	100.0%

Notes:

The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

(1)	Includes long-term debt currently maturing.

Attachment One

Information for inclusion in the Rule 24 certificate filing

For the quarter ended 30 September 2004

Shares issued:	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs	Other share issues	GRAND TOTAL
- in quarter	0	0	0	687,010	620,056	0	0	1,307,066	0	1,307,066

- from 1 April 2004 to end of quarter	0	0	0	1,401,401	2,577,848	0	0	3,979,249	0	3,979,249

Options granted (for which shares will need to be issued at a future time):	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs	Other options granted	GRAND TOTAL
- in quarter	0	0	0	0	0	0	0	0	0	0

- from 1 April 2004 to end of quarter	0	2,142,974	0	0	0	0	0	2,142,974	0	2,142,974

Shares issuable:	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs
- under ESPs to end of order (31 March 2007)	0	0	0	0	9,060,844	0	24,568	9,085,412